Exhibit 10.19

REPLACEMENT OPTION AGREEMENT
UNDER THE MEDTRONIC, INC.
1998 OUTSIDE DIRECTOR STOCK COMPENSATION PLAN

1.	The Option. Medtronic, Inc., a Minnesota corporation (the “Company”), hereby grants to the individual named above (the “Optionee”), as of the above Grant Date, an option (the “Option”) to purchase the above number of shares of common stock of the Company (the “Common Stock”), for the above Purchase Price Per Share, on the terms and conditions set forth in this Replacement Option Agreement (the “Agreement”) and in the Medtronic, Inc. 1998 Outside Director Stock Compensation Plan (the “Plan”). In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan shall govern. Capitalized terms used in this Agreement and not defined herein shall have the meanings given to them in the Plan.
2.	Exercise of Option. The exercise of the Option is subject to the following conditions and restrictions:
(a)	Except as permitted under Section 5 of this Agreement and Section 5 of the Plan, the Option may be exercised only by the Optionee. This Option shall expire at the above Expiration Date.
(b)	The Option shall be 100% exercisable from and after the Grant Date. Notwithstanding the foregoing, if the Option is granted to an Optionee who is initially appointed a Non-Employee Director by the Board, the Option shall not be exercisable unless and until such Optionee has been elected to the Board of Directors by the shareholders of the Company.
3.	Manner of Exercise. To exercise your Option, you must deliver notice of exercise (the “Notice”) to UBS Financial Services. The Notice must specify the number of shares of Common Stock (the “Shares”) as to which the Option is being exercised and must be accompanied by payment of the purchase price of the Shares in cash, check, or by the delivery of Common Stock already owned by the Optionee, or by a combination thereof.
Exercise shall be deemed to occur on the earlier of the date the Notice and option cost payment are received by UBS Financial Services or the date you simultaneously exercise the Option and sell the shares, using the proceeds from such sale to pay the purchase price.
4.	Withholding Taxes. If at any time withholding shall be required with respect to Non-Employee Directors, the Optionee is responsible for the federal, state, local or other taxes applicable upon the exercise of the Option, and shall promptly pay to the Company any such taxes. The Company and its subsidiaries are authorized to deduct from any payment owed to the Optionee any taxes required to be withheld with respect to the Shares.
The Optionee may elect to have a portion of the Shares otherwise issuable upon exercise of the Option withheld by the Company to satisfy all or part of any withholding tax requirements relating to the Option exercise. Any fractional share amount due relating to such tax withholding will be rounded up to the nearest whole share and the additional amount will be added to the Optionee’s federal withholding.
5.	Transferability. (a) The Option may be transferred, in whole or in part, by the Optionee to any Permitted Transferee in a Permitted Transfer (as those terms are defined below), or upon the Optionee’s death, in each case as provided in Section 5 of the Plan. Following a Permitted Transfer, notwithstanding any other provision of this Agreement, the Option or the portion so transferred, as applicable, may be exercised only by the Permitted Transferee to whom it is transferred or, in the case of a Permitted Transferee who is an individual who dies or becomes disabled after the Permitted Transfer, the Permitted Transferee’s estate or guardian (and references to such Permitted Transferee herein shall be deemed to include such estate or guardian). The purchase price for the Shares and any taxes required to be withheld in connection with the exercise of the Option or the portion so transferred, as applicable, by such a Permitted Transferee may be paid by the Optionee and/or the Permitted Transferee, and such payment shall be a prerequisite to the issuance of Shares to the Permitted Transferee upon such exercise.

(b) In order for a Permitted Transfer to be effective, the Optionee, the Permitted Transferee and the Company must execute a transfer form substantially in the form provided by the Company entitled “Letter Transferring Stock Option”. Unless otherwise expressly permitted by the Committee, the Option or portion thereof that is transferred in a Permitted Transfer, as applicable, may not be re-transferred to another Permitted Transferee either directly or indirectly, and any such transfer that may be attempted shall be void. Without limiting the generality of the foregoing, unless otherwise expressly provided by the Committee, if the Option or any portion thereof is transferred to a trust or other entity that is a Permitted Transferee, the Option or such portion, as applicable, shall cease to be exercisable if such trust or such other entity thereafter ceases to qualify as a Permitted Transferee.
(c) A “Permitted Transferee” means any member of the Optionee’s “immediate family” (as such term is defined in Rule 16a-1(e) promulgated under the Exchange Act, or any successor rule or regulation) or to one or more trusts whose beneficiaries are member of such Non-Employee Director’s “immediate family” or partnerships in which such family members are the only partners. A “Permitted Transfer” means a transfer by the Optionee to a Permitted Transferee without consideration.
6.	Acknowledgment. Your receipt of the Option and this Agreement constitutes your agreement to be bound by the terms and conditions of this Agreement and the Plan.

Shareholder Services, MS LC310
Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, MN 55432-5604
(763.505.3030)